UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 8, 2011 (August 3, 2011)
Emdeon Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34435 (Commission File Number)	20-5799664 (I.R.S. Employer Identification No.)

3055 Lebanon Pike, Suite 1000 Nashville, TN (Address of principal executive offices)	37214 (Zip Code)
Registrant’s telephone number, including area code: (615) 932-3000
Not Applicable
(Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 ☐ CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 ☐ CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     Emdeon Inc., a Delaware corporation (the “Company”), announced on August 4, 2011, that the Company has entered into an Agreement and Plan of Merger, dated as of August 3, 2011 (the “Merger Agreement”), with Beagle Parent Corp., a Delaware corporation (“Parent”), and Beagle Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquiring Parties”).
     The Merger Agreement provides for, upon the terms and subject to the conditions in the Merger Agreement, the merger of Merger Sub with and into the Company with the Company being the surviving corporation as a wholly-owned subsidiary of Parent (the “Merger”).
     Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Class A common stock of the Company (including each share of Class A common stock resulting from an exchange of membership units of EBS Master LLC, a subsidiary of the Company (“EBS Master”), together with corresponding shares of Class B common stock of the Company, which shall be effected prior to the Merger (as described below)) (other than (i) any shares owned by the Company, the Acquiring Parties or any of their respective subsidiaries or any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (ii) any shares of Class A common stock contributed to Parent prior to the effective time of the Merger by the Rollover Investors (as defined below) in accordance with the Rollover Commitments (as defined below)), will be cancelled and will be converted automatically into the right to receive $19.00 per share in cash, without interest (the “Merger Consideration”).
     Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special meeting that will be held on a date to be announced. Consummation of the Merger is subject to customary conditions, including without limitation: (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on the Merger, voting as a single class, at a duly called stockholders meeting (the “Company Stockholder Approval”), (ii) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the absence of any order enjoining or prohibiting the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (x) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and (y) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. In addition, the obligation of the Acquiring Parties to consummate the Merger is subject to the non-occurrence of any Company Material Adverse Effect (as defined in the Merger Agreement) from the date of the Merger Agreement to the effective time of the Merger. As described below, the Acquiring Parties also are not required to consummate the Merger until after completion of an 18 consecutive business days marketing period for the debt financing they are using to fund a portion of the Merger Consideration. However, availability of financing for the Merger is not a condition to the Acquiring Parties’ obligations to consummate the Merger.
     The Company has made customary representations and warranties to the Acquiring Parties in the Merger Agreement. The Company has also entered into certain customary covenants and agreements in the Merger Agreement, including, without limitation, covenants regarding: (i) the conduct of the business of the Company prior to the consummation of the Merger, (ii) the calling and holding of a meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval and (iii) the use of its reasonable best efforts to cause the Merger to be consummated. The Merger Agreement also provides for all of the membership units of EBS Master, together with each corresponding share of Class B common stock of the Company, held by members of the Company’s management, to be exchanged, immediately prior to the Merger, for shares of Class A common stock of the Company (unless otherwise agreed after the date of the Merger Agreement). Any remaining shares of Class B common stock as of the effective time of the Merger will be cancelled for no consideration.
     Under the Merger Agreement, the Company is subject to a restriction on its ability to solicit offers or proposals relating to a takeover proposal or to provide information to or engage in discussions or negotiations with third parties regarding a takeover proposal. The no-shop provision is subject to certain exceptions that allow the Company to provide information and participate in discussions with respect to unsolicited written takeover proposals if the Company’s Board of Directors (the “Board”) has determined, after consultation with the Company’s outside legal counsel, that not doing so would reasonably be expected to be inconsistent with its fiduciary duties.
     The Merger Agreement contains certain termination rights for both the Company and the Acquiring Parties. The Board may cause the Merger Agreement to be terminated in response to a Superior Proposal only under certain circumstances. A “Superior Proposal” is a takeover proposal that the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company (excluding the Rollover Investors) than those contemplated by the Merger Agreement and (ii) is reasonably capable of being completed, taking into account all material financial (including whether such takeover proposal is reasonably capable of being financed), regulatory, legal and other aspects of such proposal.
     The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay Parent a termination fee in an amount equal to $65 million and/or reimburse the Acquiring Parties’ reasonable out-of-pocket expenses incurred in connection with the Merger Agreement up to a maximum amount of $10 million (which would be credited against the amount of the termination fee, if any, subsequently payable by the Company pursuant to the Merger Agreement).
     The Merger Agreement also provides that Parent will be required to pay to the Company a reverse termination fee of $80 million upon termination under certain specified circumstances. Under certain other specified circumstances, including in the case of the Company’s termination due to a material breach by Parent, Parent will be required to pay a reverse termination fee of $153 million.
     The Acquiring Parties have obtained equity and debt financing commitments for the transaction contemplated by the Merger Agreement, the aggregate proceeds of which, together with the rollover investment described below, will be sufficient to consummate the Merger and the other transactions contemplated by the Merger Agreement, including the payment by the Acquiring Parties of the aggregate Merger Consideration. Blackstone Capital

Partners VI L.P. (the “Sponsor”) has committed to capitalize Parent, at or prior to the Closing, with an aggregate cash equity contribution in an amount of $870 million on the terms and subject to the conditions set forth in the equity commitment letter entered into by the Sponsor in connection with the Merger. In addition, certain stockholders of the Company affiliated with Hellman & Friedman LLC (the “Rollover Investors”) have entered into a rollover equity commitment letter and an interim investors agreement (the “Rollover Commitments”) pursuant to which the Rollover Investors have committed to roll-over approximately $330 million of equity on the terms and subject to the conditions set forth in the Rollover Commitments.
     Bank of America, N.A., Barclays Bank PLC and Citigroup Global Markets Inc. (the “Lenders”) have each committed to provide 33 1/3% of each of the following debt facilities: a $1,325 million senior secured credit facilities, consisting of a $125 million senior secured revolving credit facility and $1,200 million in aggregate principal amount of senior unsecured term loans and a $750 million senior unsecured credit facility (the “Senior Bridge Facility”), in each case, on the terms and subject to the conditions set forth in the debt commitment letter entered into by the Lenders in connection with the Merger (the “Debt Commitment Letter”). The Company also will either (i) issue an aggregate principal amount of senior unsecured notes of up to $750 million in gross proceeds in a Rule 144A or other private placement, or (ii) to the extent the Company does not receive such amount of gross proceeds of senior unsecured notes on the closing date, borrow up to $750 million (minus the amount of gross proceeds from any senior notes issuance) of senior unsecured increasing rate loans under the Senior Bridge Facility. The obligations of the Lenders to provide debt financing under the Debt Commitment Letter is subject to a number of customary conditions, including, without limitation, a “marketing period” condition of 15 consecutive business days in respect of the Senior Bridge Facility, subject to certain black out dates, and a minimum equity contribution condition.
     In connection with the execution of the Merger Agreement, the Sponsor has provided the Company with a limited guarantee in favor of the Company guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any reverse termination fee that may become payable by Parent.
     In addition, in connection with the execution of the Merger Agreement, certain principal stockholders of the Company (the “Principal Stockholders”) that are affiliated with Hellman & Friedman LLC and General Atlantic LLC, and which collectively own a majority of the Company’s outstanding common stock, have entered into a voting agreement with Parent pursuant to which the Principal Stockholders agreed to vote in favor of the Merger and the adoption of the Merger Agreement and against any competing takeover proposals, subject to the limitations set forth in the voting agreement between the Principal Stockholders and Parent. The Principal Stockholders’ obligations under the voting agreement will terminate if (i) the Merger Agreement is terminated for any reason, (ii) the Board changes its recommendation in a manner adverse to Parent or (iii) the Merger Agreement is amended in a manner that (x) reduces the amount or changes the form of the Merger Consideration or (y) is otherwise adverse to such stockholders.
     Further, under the Merger Agreement, the Company has agreed to enter into certain amendments to its existing tax receivable agreements with affiliates of the Principal Stockholders as of the closing of the Merger.

     The Merger and the Merger Agreement were approved unanimously by the Company’s entire board of directors. In addition, the Merger and the Merger Agreement were approved unanimously by a separate vote of all of the directors of the Company other than those directors affiliated with the Rollover Investors. Morgan Stanley & Co. LLC (“Morgan Stanley”) and UBS Securities LLC (“UBS”) serve as the financial advisors to the Company in connection with the Merger and the Merger Agreement. On August 3, 2011, each of Morgan Stanley and UBS delivered written opinions to the Board that, as of the date of each opinion and subject to the limitations contained in each opinion, stated that the consideration to be offered to the stockholders of the Company (other than certain excluded stockholders, including the Rollover Investors) in the Merger is fair from a financial point of view to such stockholders.
     The Merger Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Acquiring Parties or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Acquiring Parties or any of their respective affiliates or businesses. Moreover, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in disclosure letters that the parties have exchanged. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts of the Company, the Acquiring Parties or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
     The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.
Forward-Looking Statements
     Statements made in this Current Report and the Exhibit furnished herewith that express Emdeon’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which Emdeon intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. Forward-looking statements also may include information concerning the proposed transaction and Emdeon’s possible or assumed future results of operations, including descriptions of Emdeon’s revenues, profitability and outlook and its overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to the proposed transaction and Emdeon’s operations and business environment, all of which are difficult to predict and many of which are beyond Emdeon’s control. Although Emdeon believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Emdeon’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Such factors related to the proposed transaction include unexpected costs or liabilities, delays due to regulatory review, certain closing conditions (including the committed financing) may not be timely satisfied or waived, litigation may be commenced and general and business conditions may change. Other factors that may cause actual results to differ materially include those set forth in the risks discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in Emdeon’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as Emdeon’s periodic and other reports, filed with the Securities and Exchange Commission (the “SEC”).

     You should keep in mind that any forward-looking statement made by Emdeon herein, or elsewhere, speaks only as of the date on which made. Emdeon expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in Emdeon’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
Important Additional Information will be Filed with the SEC:
     In connection with the proposed merger, Emdeon will prepare a proxy statement and a Rule 13e-3 Transaction Statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to Emdeon’s stockholders. EMDEON’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE RULE 13E-3 TRANSACTION STATEMENT REGARDING THE PROPOSED MERGER CAREFULLY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Emdeon’s stockholders will be able to obtain, without charge, a copy of the proxy statement, the Rule 13e-3 Transaction Statement and other relevant documents (when available) filed with the SEC from the SEC’s website at http://www.sec.gov. Emdeon’s stockholders will also be able to obtain, without charge, a copy of the proxy statement, the Rule 13e-3 Transaction Statement and other relevant documents (when available) by directing a request by mail or telephone to Emdeon Inc., Attn: Secretary, 3055 Lebanon Pike, Suite 1000, Nashville, TN 37214, telephone: (615) 932-3000, or from Emdeon’s website, http://www.emdeon.com.
Participants in Solicitation:
     Emdeon and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Emdeon’s stockholders with respect to the proposed merger. Information regarding any interests that Emdeon’s directors and executive officers may have in the transaction will be set forth in the proxy statement. In addition, information about the Company’s directors and executive officers is contained in the Company’s most recent proxy statement and annual report on Form 10-K, which are available on the Company’s website and at www.sec.gov.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Exhibit
2.1
Agreement and Plan of Merger, dated as of August 3, 2011, by and among Beagle Parent Corp., Beagle Acquisition Corp. and Emdeon Inc. (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMDEON INC.
Date: August 8, 2011	By:	/s/ Gregory T. Stevens
		Name:	Gregory T. Stevens
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1
Agreement and Plan of Merger, dated as of August 3, 2011, by and among Beagle Parent Corp., Beagle Acquisition Corp. and Emdeon Inc., (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.)